Exhibit 10.5

EMPLOYMENT AGREEMENT

This Agreement is made and is effective as of                      , 2003, by and between Pacific City Bank (“Bank”) and Jung C. Chang (“Executive”).

WHEREAS, Bank desires to employ Executive in the capacity of President and Chief Executive Officer, and Executive’s background, expertise and efforts are expected to contribute to the success and financial strength of the Bank; and

WHEREAS, the Bank wishes to assure itself of the opportunity to benefit from Executive’s services for the period provided in this Agreement, and Executive wishes to serve in the employ of the Bank on a full-time basis solely in accordance with the terms hereof for such purposes; and

WHEREAS, the Board of Directors of the Bank (“Board”) has determined that the best interests of the Bank would be served by Executive’s employment with the Bank under the terms of this Agreement;

NOW, THEREFORE, in order to effect the foregoing, the parties hereto wish to enter into an employment agreement on the terms and conditions set forth below. Accordingly, in consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                      Definitions.

(a)                                  “Agreement” means this employment agreement and any amendments hereto complying with Section 13(a) hereof.

(b)                                 “Board” means the Board of Directors of the Bank unless the context otherwise requires.

(c)                                  “Cause” means:

(i)                                     Executive’s personal dishonesty, incompetence or willful misconduct;

(ii)                                  Executive commits an act or acts or an omission to act which constitutes: (a) a willful breach of duty in the course of Executive’s employment; (b) a habitual neglect of duty; (c) a willful violation of any applicable banking law or regulation; or (d) a willful violation of any policy, procedure, practice, method of operation or specific mode of conduct established by the Board or as set forth in the Bank’s Employee Manual, if any;

(iii)                               Executive engages in activity which, in the opinion of the Board, could materially adversely affect Bank’s reputation in the community or which evidences the lack of Executive’s fitness or ability to perform Executive’s duties as determined by the Board of Directors, in good faith; or

(iv)                              Executive commits any act or acts or an omission to act which would cause termination of coverage under the Bank’s Bankers Blanket Bond as to Executive or as to Bank as a whole or any act, which would give rise to a colorable claim by the Bank under its Bankers Blanket Bond as determined by the Board Directors in good faith.

(d)                                 “Change in Control” shall mean a change, in control of the Bank of a nature that would be required to be the subject of prior approval by (A) the Federal Reserve Board pursuant to the Bank Holding Bank Act of 1956, as amended, (B) the Federal Deposit Insurance Corporation under the Change In Bank Control Act, (C) the appropriate federal bank regulatory agency under the Bank Merger Act or (D) the California Department of Financial Institutions pursuant to provisions of the California Financial Code; provided, that without limitation, and without consideration of regulatory exemptions from prior approval, such a Change in Control  will be deemed to have occurred if and when any of the following occur: (i) there is a transfer, voluntarily or by hostile takeover or proxy contest, operation of law or otherwise, of control of the Bank, (ii) individuals, who were members of the Board of Directors of the Bank immediately prior to a meeting of the shareholders of the Bank which meeting involved a contest for the election of directors, do not constitute a majority of the Board of Directors of the Bank following such election or meeting, (iii) an acquisition, directly or indirectly, of more than 25% of the outstanding shares of any class of voting securities of the Bank by any Person, (iv) a merger (in which the Bank is not the surviving entity), consolidation or sale of all, or substantially all, of the assets of the Bank, or (v) there is a change, during any period of two consecutive years, of a majority of the Board of Directors of the Bank as constituted as of the beginning of such period, unless the election of each director who is not a director at the beginning of such period was approved by a vote of at least two-thirds of the directors then in office who were directors at the beginning of such period.    For purposes of this definition, the term “Person” shall mean and include any individual, corporation, partnership, group, association or other “person”, as such term is used in Section 14(d) of the Securities Exchange Act of 1934, other than the Bank or any employee benefit plan(s) sponsored by the Bank.

(e)                                  “Code” shall mean the Internal Revenue Code, as amended.

(f)                                    “Disability” means physical or mental illness resulting in Executive’s absence on a full-time basis from Executive’s duties with the Bank for 90 calendar days, subject to the procedure described in Section 7(a).

(g)                                 “Expiration” means the termination of this Agreement (including Executive’s employment hereunder) and of any further obligations of the parties (except as specified in this Agreement) upon completion of the Term.

(h)                                 “Good Reason” Termination by Executive of Executive’s employment for “Good Reason” shall mean termination based on:

(i)                                     an adverse change in Executive’s status or position(s) as an executive officer of the Bank as in effect immediately prior to the Change in Control, including, without limitation, any adverse change in Executive’s status or position as a result of a material diminution in Executive’s duties or responsibilities (other than, if applicable, any such change directly attributable to the fact that the Bank is no longer publicly owned) or the assignment to Executive of any duties or responsibilities which, in Executive’s reasonable judgment, are inconsistent with such status or position(s), or any removal of Executive from or any failure to reappoint or reelect Executive to such position(s) (except in connection with the termination of Executive’s employment for Cause, Disability or Retirement or as a result of Executive’s death or by Executive other than for Good Reason);

(ii)                                  a reduction by the Bank in Executive’s base salary as in effect immediately prior to the Change in Control;

(iii)                               the failure by the Bank to continue in effect any Plan (as hereinafter defined) in which Executive is participating at the time of the Change in Control  of the Bank (or Plans providing Executive with at least substantially similar benefits) other than as a result of the normal expiration of any such Plan in accordance with its terms as in effect at the time of the Change in Control, or the taking of any action, or the failure to act, by the Bank which would adversely affect Executive’s continued participation in any of such Plans on at least as favorable a basis to Executive as is the case on the date of the Change in Control  or which would materially reduce Executive’s benefits in the future under any of such Plans or deprive Executive of any material benefit under any Plan enjoyed by Executive at the time of the Change in Control;

(iv)                              the failure by the Bank to provide and credit Executive with the number of paid vacation days to which Executive is then entitled in accordance with the Bank’s normal vacation policy as in effect immediately prior to the Change in Control;

(v)                                 the Bank’s requiring Executive to be based at an office that is greater than 25 miles from where Executive’s office is located immediately prior to the Change in Control  except for required travel on the Bank’s business to an extent substantially consistent with the business travel obligations which Executive undertook on behalf of the Bank prior to the Change in Control; or

(vi)                              the failure by the Bank to obtain from any successor  the assent to this Agreement contemplated by Section 13(g) hereof.

For purposes of this Agreement, “Plan” shall mean any compensation plan such as an incentive, stock option or restricted stock plan or any employee benefit plan such as a thrift, pension, profit sharing, medical, disability, accident, life insurance plan or a relocation plan or policy or any other plan, program or policy of the Bank intended to benefit employees.

(i)                                     “Person” means an individual, a group acting in concert, a corporation, a partnership, an association, a joint stock company, a trust, any unincorporated organization, a government or political subdivision thereof, or any other entity whatsoever.

(j)                                     “Term” means the term of this Agreement as provided in Section 4.

(k)                                  “Termination” or “Terminate(d)” means the termination of Executive’s employment hereunder for any of the following reasons unless the context indicates otherwise:

(i)                                     Retirement by Executive;

(ii)                                  Death of Executive;

(iii)                               Disability;

(iv)                              Expiration;

(v)                                 Termination Without Cause; and

(vi)                              Termination for Cause.

(l)                                     “Termination Without Cause” or “Terminate(d) Without Cause” means the cessation of Executive’s employment hereunder for any reason except:

(i)                                     A resignation by Executive;

(ii)                                  Termination for Cause;

(iii)                               Retirement;

(iv)                              Disability;

(v)                                 Death;

(vi)                              Expiration; or

(vii)                           issuance of an order referred to in Section 7(f).

2.                                      Employment. The Bank hereby agrees to employ the Executive, and the Executive hereby agrees to serve the Bank, for the period stated in Section 4 hereof and upon the terms and conditions set forth herein.

3.                                      Position and Responsibilities. The Executive shall serve as President and Chief Executive Officer of the Bank and shall have such responsibilities, duties and authority as are generally associated with such positions and as may from time to time be assigned to the Executive by the  Board that are consistent with such responsibilities, duties and authority. During the Term of this Agreement, the Executive shall devote all his time, attention, skill and efforts during normal business hours to the business and affairs of the Bank.

4.                                      Term of Agreement. Subject to the terms and provisions of this Agreement, this Agreement and the period of Executive’s employment shall be deemed to have commenced as of                           , 2003 and shall continue for an initial term of five (5) years thereafter until 12:00 midnight                         , 2008, unless sooner terminated.  If the Bank does not intend to retain Executive as an employee after the Expiration of the Term, the Bank shall give Executive not less than 90 days prior to the expiration of the Term written notice of such decision and upon expiration of the Term after such notice, Executive’s employment shall cease without further liability of the parties to each other. Executive’s employment shall also terminate, and the Term of this Agreement will expire, upon Executive’s resignation, retirement, death or Disability, or upon Executive’s Termination for Cause.

5.                                      Duties. During the Term hereof, Executive shall devote exclusively all of his business time, attention, skill and efforts to the faithful performance of the business of the Bank to the fullest extent necessary to properly discharge his duties and responsibilities hereunder and consistent with the highest and best standards of the banking industry and in compliance with all applicable laws, regulations and rules as well as the Bank’s Articles of Incorporation and Bylaws.  Further, with the approval of the Board, from time to time, Executive may serve, or continue to serve, on the boards of directors of, and hold any other offices or positions in, companies or charitable, political or civic organizations, which, in such Board’s judgment, will not present any material conflict of interest with the Bank and will not unfavorably affect the performance of Executive’s duties pursuant to this Agreement.

6.                                      Salary, Bonus and Related Matters.

(a)                                  The Bank shall pay to the Executive an annual base salary of One Hundred Fifty Five Thousand Dollars  ($155,000)   which shall be adjusted pursuant to the  provisions of Subsection (b), below, after the first year of the Term.  Executive’s salary shall be payable at regular intervals in accordance with the Bank’s normal payroll practices now or hereafter in effect.

(b)                                 Executive’s salary shall be reviewed at least annually by the Board or a committee designated by the Board, and shall be adjusted based upon Executive’s job performance and the Bank’s financial condition and performance; provided, however, that in no event shall Executive’s annual salary be less than the amount specified by subsection (a), above, and such adjustments, if any, shall be in the sole discretion of the Board.

(c)                                  The Bank shall pay to Executive on the six-month anniversary of the Bank opening for business a one-time performance bonus of $60,000 for Executive’s efforts in opening the Bank.

The Bank shall pay to the Executive an annual bonus equal to 5% of the Bank’s pre-tax net profit for the preceding year.   Such annual bonus shall be paid within 60 days of the year-end upon which the bonus payment is based.  For purposes of such bonus, pre-tax net profits shall be determined in accordance with generally accepted accounting principles.

Executive may, in the sole discretion of the Board  also receive a discretionary bonus based on individual merit and performance.  The amount of the discretionary bonus, if any,  shall be determined by the Board.

(d)                                 During the period of the Executive’s employment hereunder, the Executive shall be entitled to receive prompt reimbursement for all reasonable and customary expenses incurred by the Executive in performing services hereunder in accordance with the general policies and procedures established by the Bank.  Executive shall provide the Bank with detailed records (sufficient to document compliance with the Bank’s policies and comply with the record-keeping requirements of state and federal taxing authorities) of the nature and purpose of each expense submitted for reimbursement or incurred by credit card. If the Board determines that any expense claimed or incurred by Executive is not a proper business expense, or if any such expense cannot properly be claimed as a deduction on the Bank’s federal income tax return, Executive shall reimburse the Bank for the full amount thereof.

(e)                                  During the period of the Executive’s employment hereunder, the Executive shall be entitled to participate in (A) all employee benefit plans or arrangements of the Bank on the same basis as other employees of the Bank, including, without limitation, plans or arrangements providing medical insurance, dental insurance, life insurance, disability insurance, sick leave, or retirement and (B) all retirement and disability benefit plans or programs which may be subsequently adopted, including matching funds contributions by the Bank (in an amount to be determined in the sole discretion of the Board) if a 401k plan is ever established by the Bank.

(f)                                    Executive shall be entitled to two weeks of paid vacation during the first year of the Term and three weeks of paid vacation during the second through fifth years of the Term.  Executive shall comply with Bank’s standard employee policies and practices in scheduling and taking vacations.

(g)                                 Subject to receipt of shareholder approval of a stock option plan, Executive shall be granted an option to purchase  an amount of  shares of the Bank’s common stock equal to 4.5% of the shares sold by the Bank in its initial capital offering at an exercise price of $10.00.  The option will have a duration of ten years  with 1/5 of such options becoming vested immediately as of the grant of the option with an additional 1/5 of the options  becoming vested on the next four anniversary dates, respectively, of the grant of the option.  The option will provide that, in the event Executive ceases to be an executive officer of the Bank but remains on the Board of Directors, the option will not terminate.

(h)                                 Bank shall pay all expenses (including the lease payments, insurance as well as payments for maintenance and related costs) incurred in a timely manner in connection with Executive’s lease of an automobile in Executive’s discretion subject to the Board’s approval that the automobile is customary in the banking industry for an executive with Executive’s job title, duties, and needs to perform Executive’s duties and conduct Bank business.

7.                                      Termination.

(a)                                  Executive’s employment hereunder shall cease at any time by Executive’s resignation, or by Executive’s retirement, death or Disability. Disability shall be deemed to have occurred only after the following procedure has been satisfied: If within 30 days after a written notice of proposed Termination for Disability is given to Executive by the Bank, Executive has not returned to the full-time performance of his duties, the Bank may end Executive’s employment by giving written notice of Termination for Disability. Such notice may be given by the Bank following Executive’s absence from Executive’s duties by reason of physical or mental disability for sixty (60) calendar days during any ninety (90) calendar day period.

(b)                                 Executive’s employment shall cease upon a good faith finding of Cause by the Board.

(c)                                  Executive’s employment may be terminated Without Cause for any reason, subject to the payment of all amounts required by Section 8 hereof.

(d)                                 Executive’s employment shall cease upon the expiration of the Term of this Agreement as provided in Section 4 hereof.

(e)                                  If the Executive is suspended and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank shall, (i) pay the Executive all or part of the compensation withheld while its obligations under this Agreement were suspended and (ii) reinstate (in whole or in part) any of its obligations which were suspended.

(f)                                    If the Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Sections 8(e) or (g) of the Federal Deposit Insurance Act or similar statute, rule or regulation, all obligations of the Bank under this Agreement shall terminate as of the effective date of the order without any liability of the Bank to Executive or any other Person.

8.                                      Payments to Executive Upon Termination.

(a)                                  In the event of Termination of this Agreement due to Executive’s death, Disability or retirement, Executive or Executive’s spouse and/or estate shall be entitled to all benefits generally available to Bank employees, or their spouses and/or estates, as of the date of such death, Disability or retirement, without reduction.

(b)                                 In the event of Executive’s resignation or upon Expiration, the Bank shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law.

(c)                                  In the event Executive is Terminated for Cause, the Bank shall have no further obligations to Executive under this Agreement or otherwise, except as may be expressly required by law.

(d)                                 Upon the occurrence of a Termination Without Cause, as damages for breach of this Agreement, the Bank shall continue to provide Executive his base salary then in effect, upon such terms and at such times as described herein, for a period equal to the remaining portion of the Term.

(e)                                  Subject to Section 8(h) hereof, if, within twelve (12) months after a Change in

Control  of the Bank shall have occurred, Executive’s employment by the Bank shall be terminated (a) by the Bank other than for Cause, Disability or retirement or (b) by Executive for Good Reason, then the Bank shall pay to Executive, no later than the fifth day following the date of termination:

(I)                                    Executive’s salary through the date of termination at the rate in effect just prior to the time a notice of termination is given plus any benefits or awards (including both the cash and stock components) which pursuant to the terms of any Plans have been earned or become payable, but which have not yet been paid to Executive (including amounts which previously had been deferred at Executive’s request); and

(II)                                as severance pay and in lieu of any further salary for periods subsequent to the date of termination, an amount in cash equal to two (2) times Executive’s annual salary and bonus, such salary to be at the rate of salary in effect immediately prior to the date of termination (or, if greater, immediately prior to the Change in Control  of the Bank) and such bonus to be equal to the total bonus paid to Executive during the twelve-month period immediately preceding the date of termination (or, if greater, during the twelve-month period immediately preceding the Change in Control  of the Bank).

(f)                                    All payments provided in Section 8 shall be paid in cash from the general funds of the Bank, and no special or separate fund need be established and no other segregation of assets need be made to assure payment.

(g)                                 The Bank and Executive agree that the payments being made under this Agreement represent reasonable compensation for services and that neither the Bank nor Executive will file any returns or reports which take a contrary position.

(h)                                 Notwithstanding anything in the foregoing to the contrary, if the payments made to Executive following a Termination Without Cause or any of the other payments provided for in this Agreement, together with any other payments which Executive has the right to receive from the Bank would constitute a “parachute payment” (as defined in Section 280G of the Code), the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this provision is necessary shall be made in good faith by the Bank’s independent auditors or if such firm is no longer providing tax services to Bank to such other tax advisor as shall be mutually acceptable to Bank and Executive, and such determination shall be conclusive and binding on the Bank and Executive with respect to the treatment of the payment for tax reporting purposes.

(i)                                     The receipt of the amounts described in this Section 8, and attorneys’ fees as set forth in Section 12, if any, shall constitute Executive’s sole remedy for breach of this Agreement against the Bank and its officers, directors, employees and agents.

9.                                      Confidentiality and Trade Secrets.

(a)                                  During the Term, Executive will have access to and become acquainted with what Executive and Bank acknowledge are trade secrets, to wit, knowledge or data concerning Bank, including its operations and business, and the identity of customers of Bank, including knowledge of their financial condition, their financial needs, as well as their methods of doing business.  Executive shall not disclose any of the aforesaid trade secrets, directly or indirectly, or use them in any way, either during the Term or for a period of twenty four (24) months after the termination of the Term of this Agreement, except as required in the course of Executive’s employment with Bank.

(b)                                 Executive expressly agrees that all manuals, documents, files, reports, studies, instruments, software, computer programs or similarly generated electronic materials or other materials used and/or developed by Executive during the Term are solely the property of Bank, and that Executive has no right, title or interest therein.  Upon termination of the Term of this Agreement, Executive or Executive’s representative shall promptly deliver possession of all of said property to Bank in good condition.

(c)                                  During the period of his employment hereunder and for a period of two years following the cessation of such employment (irrespective of the reason therefore), Executive shall not, except as required by any court, supervisory authority or administrative agency, without the written consent of the Board or a person authorized thereby, disclose to any person, other than an employee of the Bank or a person to whom disclosure is reasonably necessary or appropriate in connection with the performance by the Executive of his duties as an employee of the Bank, any confidential information obtained by him while in the employ of the Bank; provided, however, that confidential information shall not include any information known generally to the public (other than as a result of an unauthorized disclosure by the Executive).

10.                               Waivers not to be Continued. Any waiver by a party of any breach of this Agreement by the other party shall not be construed as a continuing waiver or as a consent to any subsequent breach by the other party.

11.                               Notices. All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, with postage prepaid, to the following addresses or to such other address as either party may designate by like notice.

A.                                   If to the Bank, to:

Pacific City Bank

3701 Wilshire Boulevard, Suite 100

Los Angeles, California 90010

Attn:  Chairman of the Board

with a copy to:

John F. Stuart, Esq.

REITNER & STUART

1319 Marsh Street

San Luis Obispo, California 93401

Facsimile: 805/545-8599

B.                                     If to Executive, to:

Mr. Jung C. Chang

2300 Maple Ave., # 205

Torrance, CA 90503

and to such other or additional person or persons as either party shall have designated to the other party in writing by like notice.

12.                               Arbitration. Any dispute or controversy arising or in connection with this Agreement shall, upon written request of one party to the other, be submitted to and settled exclusively by arbitration in the State of California and be governed by the California Arbitration Act as set forth in the California Code of Civil Procedure.  Judgment may be entered on the arbitrator’s award in any court of competent jurisdiction. The cost of such arbitration, including reasonable attorney’s fees, shall be borne by the losing party or in such proportions as the arbitrator(s) shall decide. Arbitration shall be the exclusive remedy of Executive and the Company and the award of the arbitrator(s) shall be final and binding upon the parties. All reasonable costs, including reasonable attorney’s fees, incurred in enforcing an arbitration award in court, or of seeking a court order to compel arbitration, shall be borne by the losing party in such proceedings.

13.                               General Provisions.

(a)                                  This Agreement constitutes the entire agreement by the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements among or between the parties, unless otherwise provided herein. No amendment, waiver or termination of any of the provisions hereof shall be effective unless in writing and signed by the party against whom it is sought to be enforced. Any written amendment, waiver, or termination hereof executed by the Bank and Executive shall be binding upon them and upon all other Persons, without the necessity of securing the consent of any other Person, and no Person shall be deemed to be a third-party beneficiary under this Agreement.

(b)                                 This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same Agreement.

(c)                                  Except as otherwise expressly set forth herein, no failure on the part of any party hereto to exercise and no delay in exercising any right, power or remedy hereunder shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or remedy hereunder preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

(d)                                 The headings of the Sections of this Agreement have been inserted for convenience of reference only and shall in no way restrict or modify any of the terms or provisions hereof.

(e)                                  If for any reason any provision of this Agreement is held invalid or unenforceable, such invalidity or unenforceability shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, such invalidity or unenforceability shall in no way effect the rest of such provision not held so invalid, and the rest of such provision, together with all other provisions of this Agreement, shall to the full extent consistent with law continue in full force and effect.

(f)                                    This Agreement shall be governed and construed and the legal relationships of the parties determined in accordance with the laws of the State of California applicable to contracts executed and to be performed solely in the State of California.

(g)                                 The Bank shall require any successor in interest (whether direct or indirect or as a result of purchase, merger, consolidation, change in control or otherwise) to all or substantially all of the business and/or assets of the Bank to expressly assume and agree to perform the obligations under this Agreement in the same manner and to the same extent that the Bank would be required to perform it if no such succession had taken place.

(h)                                 Executive acknowledges that he has been encouraged to consult with legal counsel of Executive’s choosing concerning the terms of this Agreement prior to executing this Agreement. Executive acknowledges that this Agreement has been prepared by Reitner & Stuart, which has served as counsel to the Bank in this matter and not as counsel to Executive.  Any failure by Executive to consult with competent counsel prior to executing this Agreement shall not be a basis for rescinding or otherwise avoiding the binding effect of this Agreement. The parties acknowledge that they are entering into this Agreement freely and voluntarily, with full understanding of the terms of this Agreement. Interpretation of the terms and provisions of this Agreement shall not be construed for or against either party on the basis of the identity of the party who drafted the terms or provisions in question.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	PACIFIC CITY BANK

By:
Chairman of the Board

THE EXECUTIVE

Witness	Jung C. Chang

FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

BY AND BETWEEN

PACIFIC CITY BANK

AND

JUNG CHAN CHANG

DATED: SEPTEMBER 18, 2003

This First Amendment to the Employment Agreement (hereinafter the “Amendment”) is effective as of October 30, 2007, by and between PACIFIC CITY BANK, a California banking corporation (hereinafter “BANK”) and JUNG CHAN CHANG (hereinafter “EXECUTIVE”).  BANK and EXECUTIVE shall hereinafter be collectively referred to as the “PARTIES”.

RECITALS

A.           On or about September 18, 2003, BANK and EXECUTIVE entered into an Employment Agreement whereby Bank agreed to employ EXECUTIVE in the capacity of President and Chief Executive Office of the BANK for the initial term of five (5) years, beginning September 18, 2003 and terminating on 12:00 midnight September 17, 2008, unless sooner terminated in accordance with the terms of the Employment Agreement;

B.             The Board of Directors of the BANK (“Board”) has determined that the best interest of the BANK would be served by extending the remaining term of the EXECUTIVE’s Employment Agreement by additional two (2) years from the initial five (5) years term;

C.             PARTIES now desire to amend the Employment Agreement which would extend the employment term of the EXECUTIVE;

D.            Pursuant to Paragraph 13(a) of the Employment Agreement, PARTIES hereby enter into this Amendment to the Employment Agreement to effectuate the extension of the EXECUTIVE’s employment term;

E.              PARTIES acknowledge and agree that they are both entering into this Amendment voluntarily after receiving independent legal advice from their respective attorneys and with full understanding of the legal ramifications of entering into this Amendment.

AMENDMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the PARTIES hereby agree to amend the Employment Agreement as follows:

1.               Extension of Employment Term.  PARTIES hereby acknowledge and agree that the period of EXECUTIVE’s employment with the BANK shall be extended for a period of two (2) additional years from the expiration of the initial five (5) years term, to wit, 12:00 midnight September 17, 2008.  Pursuant to this Amendment, EXECUTIVE’s employment shall continue until 12:00 midnight September 17, 2010, unless sooner terminated under the terms and conditions set forth in the original Employment

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Agreement.

2.               Authorization.  PARTIES hereby acknowledge, agree and warrant that they each have obtained or effected all authorizations necessary for the valid execution, delivery and performance of this Amendment, and that all such authorizations are in full force and effect.

3.               Continuing Effectiveness.  Except solely to the extent specifically herein amended (which is limited to the extension of the term of the employment for additional 2 years), all the terms, conditions and covenants contained in the original Employment Agreement, effective September 18, 2003, shall continue unmodified and in full force and effect.

4.               Choice of Law/Venue.  This Amendment will be construed, interpreted and governed by the laws of the State of California and shall be deemed to have been executed and delivered within the Los Angeles County, State of California.  The jurisdiction for any dispute(s) concerning this Amendment shall be the Los Angeles County Superior Court, using California law.

5.               Attorney’s Fees.  In the event of a lawsuit between the PARTIES hereto arising out of or relating to this Amendment, or their respective rights and obligations hereunder, the substantially prevailing party shall be entitled to recover reasonable attorneys’ fees, costs and expenses actually incurred in connection with such litigation as determined by the court in that proceeding.

6.               Entire Agreement.  This Amendment contains the entire agreement between the PARTIES with regard to the matters set forth herein and shall supersede all prior and contemporaneous oral and written correspondences and discussions, if any, related to the matters set forth in this Amendment.  This Amendment may only be amended by an agreement, in writing, signed by both PARTIES.

IN WITNESS WHEREOF, the PARTIES hereto have executed this Amendment effective as of the date first written above and below.

Dated: October 30, 2007	PACIFIC CITY BANK

By:
Chairman of the Board

Dated: October 30, 2007	THE EXECUTIVE

By:
Jung Chan Chang, CEO

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SECOND AMENDMENT TO EMPLOYMENT AGREEMENT

This Second Amendment to the Amended and Restated Employment Agreement (the “Second Amendment”) is made and is effective as of July 23, 2009, by and between Pacific City Bank (“Bank”) and Jung Chan Chang (“Executive”).

RECITALS

This Second Amendment is made with regard to the following facts:

A.                             Executive is currently employed by the Bank pursuant to that certain Employment Agreement dated as of September 18, 2003 by and between the Bank and the Executive, first amended pursuant to that certain First Amendment to Employment Agreement, entered into as of October 30, 2007 (collectively, the “Agreement”).

TERMS

In consideration of the premises and the respective covenants and agreements of the parties herein contained, and intending to be legally bound hereby, the parties hereto agree as follows:

1.                                       The third (3rd) paragraph of Section 6(c) of the Agreement is amended as follows:

(c)                                                                    Executive may, in the sole discretion of the Board also receive a discretionary bonus based on individual merit and performance.  The amount of the discretionary bonus, if any, shall be determined by the Board.  If the Company is subject to the executive compensation limitations under the United States Treasury Department’s Troubled Asset Relief Program (“TARP”) the payment of any such discretionary bonus shall be subject to those restrictions set forth under TARP.

2.                                       The fourth (4th) paragraph of Section 6(c) of the Agreement is added to read as follows:

If the Company is subject to the executive compensation limitations under the TARP at the time Executive receives a bonus under this section, any and all such bonuses and/or portions thereof shall be subject to forfeiture and/or repayment by the Executive to the Company if the payment of such bonus was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria.

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3.                                       Section 8(h) of the Agreement is hereby removed in its entirety and amended to read as follows:

(h)                               Reduction of Payment; IRC Section 409A Compliance.

(i)                                  Notwithstanding anything in the foregoing to the contrary, if the payments made to Executive following a Termination Without Cause, Change in Control or any of the other payments provided for in this Agreement, together with any other payments which Executive has the right to receive from the Bank would constitute a “parachute payment” (as defined in Section 280G of the Code) the payments pursuant to this Agreement shall be reduced to the largest amount as will result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code; provided, however, that the determination as to whether any reduction in the payments under this Agreement pursuant to this proviso is necessary shall be made in good faith by the Bank’s independent auditors or if such firm is no longer providing tax services to Bank to such other tax advisor as shall be mutually acceptable to Bank and Executive, and such determination shall be conclusive and binding on the Bank and Executive with respect to the treatment of the payment for tax reporting purposes.

(ii)                              If the Company is subject to the executive compensation limitations under TARP at the time the Executive receives payment(s) under sections 8(d) and/or 8(e) and any such payment(s), together with any other payments which Executive has the right to receive from the Company, exceed the limits allowed for Executive established under TARP, then the aggregate payments pursuant to this Agreement, and any other agreement with Executive, shall be reduced to the largest amount as will result in no portion of such payments violating the executive compensation limitations under TARP.

(iii)                          Notwithstanding any provision existing in this Agreement or any amendment thereto, it is the intent of the Bank and Executive that any payment or benefit provided pursuant to this Agreement shall be made and paid in a manner, at a time and in a form which complies with the applicable requirements of IRC Section 409A, in order to avoid any unfavorable tax consequences resulting from any such failure to comply. Furthermore, for the purposes of this Agreement, IRC Section 409A shall be read to include any related or relevant IRS Notices (including but not limited to Notice 2007-86).

(iv)                            In the event of any ambiguity in terms, or in the event further clarification of any term or provision is necessary, all interpretations and payouts of benefits based thereon shall be in accordance with IRC 409A and any related notices or guidance thereon.

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4.                                       Capitalized terms used herein and not otherwise defined shall have the same meaning as set forth in the Agreement.

5.                                       This Second Amendment may be entered into in one or more counterparts, all of which shall be considered one and the same instrument, and it shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

6.                                       Except as herein amended, the Agreement shall remain in full force and effect.

7.                                       This Second Amendment shall be governed by and construed in accordance with the laws of the State of California.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ATTEST:	PACIFIC CITY FINANCIAL CORPORATION

By:
Its:
Print name:

THE EXECUTIVE

Witness	Jung Chan Chang

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